UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Electronics For Imaging, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following presentation slides were sent to certain stockholders of Electronics For Imaging, Inc. (the “Company”) on June 15, 2009. Certain numerical values and calculations included in the presentation slides are for illustrative purposes only and based on the Company’s closing stock price on April 30, 2009. Final calculations, values and exchange ratios will be established shortly prior to the commencement of the option exchange and will depend on the then current fair value of the eligible option, the fair market value of the Company’s common stock and the original exercise price of the eligible option.

Summary of 2009 Proxy
Proposal 1 – Election of directors
Proposal 2 – Approval of Employee Stock Purchase Plan
Proposal 3 – Approval of 2009 equity plan (5M shares)
Proposal 4 – Non NEO* fair value options exchange
Proposal 5 – NEO* fair value option exchange
The Board unanimously recommends a “FOR” vote for all
proposals.
* NEO = Named Executive Officers

Summary of Proposed 2009 Equity Plan
Proposal 3 - Equity Incentive Award Plan
New authorization of 5 million shares
Limited issuance of 2.5 million shares in 2009
2009 officer grants split 50/50 (time based and performance based)
significantly increasing alignment between shareholders and
management
Cancels all prior plans and any unissued equity
New equity plan would include shares required for proposed option exchange programs (proposals 4 and 5)
Approximately 4.5 million shares** available for new issuances if employees fully participate in option for RSU exchange (proposal 4 and 5)
** final exchange ratio subject to change based on stock price, calculations based April 30  closing price

Summary of Proposed 2009 Employee
Option Exchange Program
Proposal 4 - Fair value stock option exchange for employees
other than named executive officers
Fair value calculated using Black–Scholes and/or lattice valuation methodologies
Approximately 3.6 million outstanding options eligible to be exchanged for approximately 0.3M RSUs **
Eliminates approximately 3.3 million shares from current overhang **
Proposal maintains flexibility for option-for-option exchange or option-
for-RSU exchange
Requires an increase in shares issuable under existing equity plans
(proposal 3)
Strong employee participation will drive a significant reduction in the overhang. The 2009 overhang will be significantly less than that of
2008**
** final exchange ratio subject to change based on stock price, calculations based April 30 closing price

Summary of Proposed 2009 NEO Option
Exchange Program
Proposal 5 - Fair value stock option exchange for named
executive officers
Exchanges time-based stock options for performance-based awards
New equity will fully vest 100% on EFI stock price closing above target of 225% of the share price at the date of the exchange. If the price on the day of exchange is $10, 100% of equity vests at $22.50
Significantly increases shareholder and management alignment
Fair value calculated using Black–Scholes and/or lattice valuation methodologies
Approximately 1.1 million existing options eligible to be exchanged for approximately 0.2M RSUs**
** final exchange ratio subject to change based on stock price, calculations based April 30 closing price